Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KALOBIOS PHARMACEUTICALS, INC.

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), KaloBios Pharmaceuticals, Inc., a corporation organized and existing under the DGCL (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is KaloBios Pharmaceuticals, Inc.

B. The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended to reflect a change in the name of the Corporation by deleting Article I of the Certificate in its entirety and restating the same as follows:

“The name of the corporation is Humanigen, Inc. (the “Corporation”).”

C. This amendment to the Certificate was duly adopted in accordance with the provisions of Section 242(b)(1) of the DGCL, which provide that no meeting or vote of stockholders shall be required to adopt an amendment to the certificate of incorporation that effects only changes of a corporation’s name.

D. This amendment to the Certificate shall be effective at 12:01 a.m. Eastern Time on August 7, 2017.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 21st day of July, 2017.

By:	/s/ Cameron Durrant
Name: Dr. Cameron Durrant
Title: Chief Executive Officer